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                                                        EXHIBIT 23.1





                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Case Ole Restaurants, Inc.:

We consent to incorporation by reference in registration statement (No. 333-22271) on Form S-8 of Casa Ole Restaurants, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheets of Casa Ole Restaurants, Inc. as of December 27, 1996 and December 29, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three fiscal-year period ended December 27, 1996, which report appears in the December 27, 1996 annual report on Form 10-K of Casa Ole Restaurants, Inc.


                                                /s/ KPMG PEAT MARWICK LLP
                                                    KPMG PEAT MARWICK LLP

Houston, Texas
March 20, 1997